As filed with the Securities and Exchange Commission on June 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DUKE ROBOTICS CORP.

(Exact name of registrant as specified in its charter)

Nevada	47-3052410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 HaRimon Street

Mevo Carmel Science and Industrial Park, Israel, 2069203

(Address of Principal Executive Offices) (Zip Code)

DUKE Robotics Corp. 2021 Incentive Plan

(Full title of the plans)

Mr. Yossef Balucka

Chief Executive Officer

10 HaRimon Street

Mevo Carmel Science and Industrial Park, Israel, 2069203

(Name and address of agent for service)

+972-054-5707050

(Telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.

Ron Ben-Bassat, Esq.

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 660-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On June 21, 2021, DUKE Robotics Corp. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-257199) (the “Original Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register an aggregate of 192,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to the Company’s 2021 Incentive Plan (the “2021 Plan”).

The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering 288,000 additional shares of Common Stock, available for issuance under 2021 Plan pursuant to the Company’s board of directors approval on March 18, 2025, to increase the amount of shares of Common Stock available under the 2021 Plan from 192,000 to 360,000 shares and on March 10, 2026 to increase the amount of shares of Common Stock available under the 2021 Plan from 360,000 to 480,000. In accordance with General Instruction E of Form S-8, the Original Registration Statement is incorporated herein by reference, except for Item 3 and Item 8 of Part II of the Original Registration Statement, which is being updated by this registration statement.

On March 6, 2026, the Registrant effected a reverse stock split of its Common Stock at a ratio of 1-for-25. Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the reverse stock split

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

A.	The Registrant’s Annual Report on Form 10-K (File No. 000-55504) for the fiscal year ended December 31, 2025 filed with the Commission on March 12, 2026;

B.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (A) above; and

C.	The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A filed with the Commission on May 14, 2026 under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including the description set forth in Exhibit 4.1 of the Registrant’s Annual Report.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

Exhibit No.	Exhibit

4.1	Company’s Articles of Incorporation as amended on October 15, 2024 (incorporated by reference to Exhibit 3.2 to the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2025).

4.2	Bylaws, as amended, on March 4, 2020 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2020).

4.3	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2024)

4.4	Certificate of Amendment to the Articles of Incorporation of DUKE Robotics Corp., as filed with the Nevada Secretary of State on October 15, 2025 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2025).

4.5	Certificate of Change filed with the Secretary of State of the State of Nevada on March 3, 2026 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2026)

5.1*	Opinion of Sullivan & Worcester LLP

23.1*	Consent of KPMG

23.2*	Consent of Sullivan & Worcester LLP (included as part of Exhibit 5.1)

23.3	Power of Attorney (included in the signature page to this Registration Statement on Form S-8)

99.1	DUKE Robotics Corp. 2021 Equity Incentive Plan (incorporated by reference to our Current Report on Form 8-K filed on May 28, 2021).

99.2	Amendment No. 1 to 2021 Equity Incentive Plan, as of March 10, 2026 (incorporated by reference to our Quarterly Report on Form 10-Q filed on May 20, 2026).

107*	Filing Fee Table

*	Filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mevo Carmel Science and Industrial Park, Israel, on this 12th day of June, 2026.

DUKE Robotics Corp.

By:	/s/ Yossef Balucka
Yossef Balucka
Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of DUKE Robotics Corp., hereby constitute and appoint Yossef Balucka and Shlomo Zakai and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Yosef Balucka	Chief Executive Officer	June 12, 2026
Yosef Balucka	(Principal Executive Officer)

/s/ Shlomo Zakai	Chief Financial Officer	June 12, 2026
Shlomo Zakai	(Principal Financial Officer)

/s/ Yariv Alroy	Chairman of the Board of Directors	June 12, 2026
Yariv Alroy

/s/ Erez Nachtomy	Vice Chairman of the Board of Directors	June 12, 2026
Erez Nachtomy

/s/ Eran Antebi	Director	June 12, 2026
Eran Antebi

/s/ Keren Gousman Golan	Director	June 12, 2026
Keren Gousman Golan

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